F.N.B. Corporation Reports Continued Revenue Growth and Record Net Income

HERMITAGE, Pa., April 23, 2014 /PRNewswire/ -- F.N.B. Corporation (NYSE: FNB) today reported first quarter of 2014 results. Net income available to common shareholders for the first quarter of 2014 totaled $32.2 million, or $0.20 per diluted common share. Comparatively, fourth quarter of 2013 net income totaled $28.4 million, or $0.18 per diluted common share, and first quarter of 2013 net income totaled $28.5 million or $0.20 per diluted common share. Operating[1] results are presented in the table below, "Quarterly Results Summary".

Vincent J. Delie, Jr., President and Chief Executive Officer, commented, "Our ability to deliver consistent operating performance and high-quality earnings highlights the strength of FNB's growing franchise. During the first quarter, we continued to grow revenue, loans and deposits, maintain a stable core net interest margin, post consistent asset quality results and control expenses. Additionally, we absorbed the earnings impact from the capital actions taken in the fourth quarter of 2013 that strengthened our capital structure under Basel III provisions."

Mr. Delie added, "At the end of the quarter, FNB's tangible common equity to tangible assets ratio is the strongest level in the past ten years and our expansion strategy positions us favorably for the future. In February, we completed the integration of BCSB Bancorp, Inc. in Baltimore, Maryland, a market where we have attained a top ten deposit market share position in less than one year. On April 8, 2014, we announced the pending acquisition of OBA Financial, Inc., a transaction that will further strengthen our Maryland presence and enhance capital levels and future earnings. Our strategy to partner with quality institutions and expand our banking footprint in attractive markets will continue to benefit FNB and its shareholders."

Quarterly Results Summary	1Q14	4Q13	1Q13
Reported Results
Net income ($ in millions)	$34.5	$28.4	$28.5
Preferred stock dividend expense ($ in millions)	$2.3	--	--
Net income available to common shareholders ($ in millions)	$32.2	$28.4	$28.5
Net income per diluted common share	$0.20	$0.18	$0.20

Operating Results (Non-GAAP)[1]
Operating net income ($ in millions)	$33.1	$32.5	$28.8
Preferred stock dividend expense ($ in millions)	$2.3	--	--
Operating net income available to common shareholders ($ in millions)	$30.8	$32.5	$28.8
Operating net income per diluted common share	$0.19	$0.21	$0.20

Average Diluted Shares Outstanding (in 000's)	163,967	157,858	141,065

[1] Non-GAAP measures, refer to Non-GAAP Disclosures and detail in the accompanying data tables.

First Quarter 2014 Highlights – Comparison to Prior Quarter

  Loan growth momentum continued, with average organic loan growth on a linked-quarter basis of $144 million or 6.2% annualized, led by average organic commercial loan growth of $125 million or 9.8% annualized.
  On an organic basis, average transaction deposits and customer repurchase agreements declined slightly, primarily due to the timing of normal seasonality in business balances.  Average non-interest bearing deposits grew organically $29 million or 5.3% annualized.  Period-end organic growth was solid for total transaction deposits and customer repurchase agreements with growth of $230 million or 10.8% annualized.  Transaction deposits and customer repurchase agreements represent 76% of total deposits and customer repurchase agreements at March 31, 2014.
  The net interest margin was 3.62%, compared to 3.67%, with four basis points of the five basis point narrowing attributable to higher than normal accretable yield benefit in the fourth quarter of 2013.
  Credit quality metrics reflect continued solid performance.  For the originated portfolio, non-performing loans and OREO to total loans and OREO was 1.46%, compared to 1.44%, and net charge-offs were 0.28% annualized of total average originated loans, compared to 0.30% annualized in the prior quarter.
  On February 15, 2014, FNB completed the merger with BCSB Bancorp, Inc. (BCSB).
  On April 8, 2014, FNB announced the signing of a definitive merger agreement to acquire OBA Financial Services Inc. (OBAF), a capital accretive transaction that will enhance FNB's Maryland presence.

First Quarter 2014 Results – Comparison to Prior Quarter

(All comparisons refer to the fourth quarter of 2013, except as noted)

Net Interest Income/Loans/Deposits

Net interest income on a fully taxable equivalent basis totaled $109.5 million, increasing $0.9 million, or 0.8%, primarily as a result of continued organic growth and the benefit related to the addition of BCSB, partially offset by $1.1 million in lower accretable yield benefit and two fewer days in the quarter. The net interest margin of 3.62% compares to 3.67% in the prior quarter, with 4 basis points of the 5 basis point narrowing attributable to the lower accretable yield, which totaled $0.6 million, compared to $1.7 million in the prior quarter.

Average loans totaled $9.7 billion and increased $373 million, or 4.0%, reflecting loans acquired from the BCSB acquisition and annualized average organic loan growth of $144 million or 6.2%. The first quarter represents the nineteenth consecutive linked-quarter of organic growth in total loans. Organic growth in average commercial loans was strong, totaling $125 million, or 9.8% annualized, and organic growth in average consumer loans (consisting of direct, consumer lines of credit and indirect loans) was $43 million or 5.7% annualized.

Average deposits and customer repurchase agreements totaled $11.3 billion and increased $226 million, or 2.0%, with the increase on a quarterly average basis primarily reflecting deposits acquired from the BCSB acquisition. On an organic basis, average total transaction deposits and customer repurchase agreements declined slightly by $30 million, or 1.4% annualized, primarily due to the timing of normal seasonality in business deposit accounts. On a period-end basis, organic growth in transaction deposits and customer repurchase agreements was strong at $230 million, or 10.8% annualized, with non-interest bearing deposits growing organically 19.8% annualized and representing 20% of total deposits and repurchase agreements at quarter-end. Loans as a percentage of total deposits and customer repurchase agreements were 85% at March 31, 2014, compared to 86% at December 31, 2013.

Non-Interest Income

Non-interest income totaled $42.1 million, increasing $9.4 million, or 28.8%, and included a $9.5 million (pre-tax) net gain on the opportunistic sale of certain securities, including the pooled trust preferred securities portfolio. Excluding this gain, total non-interest income was consistent with the prior quarter and included insurance commissions increasing $1.0 million, or 24.3% (due to seasonal contingent fee revenue) and trust income growing $0.4 million or 10.2% (solid organic growth). Service charges decreased $1.5 million, or 9.0%, as a result of lower transaction volumes given normal seasonality as well as the impact of inclement weather on activity levels. Mortgage banking results similarly reflect the weaker industry-wide application volumes.

Non-Interest Expense

Non-interest expense totaled $94.2 million, increasing $2.1 million, or 2.3%, and included $3.2 million in higher merger and severance costs. The prior quarter included expense of $2.2 million related to the early extinguishment of trust preferred securities. Excluding these items, non-interest expense increased $1.0 million, or 1.2%, and includes additional operating costs related to the BCSB acquisition, increased weather-related occupancy costs and higher FDIC insurance, partially offset by lower other real estate owned (OREO) expense. The efficiency ratio was 59.0%, compared to 57.8% in the fourth quarter of 2013.

Credit Quality

Credit quality metrics reflect continued solid performance. The ratio of non-performing loans and OREO to total loans and OREO remained consistent, improving 1 basis point to 1.23%, and for the originated portfolio, increasing 2 basis points to 1.46%. Delinquency (total past due and non-accrual loans as a percentage of total originated loans) was 1.17%, an 11 basis point improvement as a result of the $6.1 million, or 5.8%, reduction in total delinquency levels.

Net charge-offs for the first quarter totaled $5.6 million, or 0.23% annualized, compared to $7.6 million or 0.32% annualized. For the originated portfolio, net charge-offs were 0.28% annualized, compared to 0.30% annualized of average originated loans. The ratio of the allowance for loan losses to total loans was 1.13%, compared to 1.17%, with the slight decrease primarily reflecting the addition of the BCSB loan portfolio. The allowance for loan losses to total originated loans was 1.28%, compared to 1.29% at December 31, 2013. The provision for loan losses totaled $7.0 million, compared to $8.4 million in the prior quarter. The ratio of the allowance for loan losses to total non-performing loans was 134.9%, compared to 135.4%.

First Quarter 2014 Results – Comparison to Prior-Year Quarter

(All comparisons refer to the first quarter of 2013, except as noted)

First quarter of 2014 results include the impact from the Annapolis Bancorp, Inc. (ANNB), PVF Capital Corp. (PVFC) and BCSB Bancorp Inc. (BCSB) acquisitions completed on April 6, 2013, October 12, 2013 and February 15, 2014, respectively.

Net Interest Income/Loans/Deposits

Net interest income on a fully taxable equivalent basis totaled $109.5 million, increasing $14.7 million or 15.5%. The net interest margin was 3.62%, compared to 3.66%, with 3 basis points of the 4 basis point narrowing attributable to lower accretable yield benefit on acquired loans. Average earning assets grew $1.8 billion, or 16.9%, through consistent organic loan growth and the addition of ANNB, PVFC and BCSB.

Average loans totaled $9.7 billion and increased $1.5 billion, or 18.9%, reflecting strong organic average loan growth of $589 million, or 7.2%, and loans added in the acquisitions. Growth in the commercial portfolio was consistent, with average balances growing organically $292 million or 6.5%. Average organic consumer loan growth (consisting of direct, consumer lines of credit and indirect loans) was also strong at $390 million or 15.2%, reflecting successful sales management and the benefit of the expanded banking footprint.

Total average deposits and customer repurchase agreements totaled $11.3 billion and increased $1.4 billion or 14.1%. Organic growth in lower-cost transaction deposit accounts and customer repurchase agreements was strong, growing $383 million, or 5.1%, with growth in average non-interest bearing deposits of $286 million or 16.4%.

Non-Interest Income

Non-interest income totaled $42.1 million, increasing $8.5 million, or 25.2%, with the first quarter of 2014 including a $9.5 million (pre-tax) net gain related to the sale of certain securities, including the pooled trust preferred securities portfolio. Solid growth in the fee-based units was offset by $2.5 million lower customer-related interchange service charges due to the Durbin Amendment and $0.9 million lower net mortgage banking revenue. Trust revenue increased by $0.7 million, or 16.6%, and insurance commissions increased $0.5 million, or 11.6%, primarily through organic growth given an expanded footprint and enhanced sales management and cross-sell efforts.

Non-Interest Expense

Non-interest expense totaled $94.2 million, increasing $15.4 million or 19.5%. The first quarter of 2014 included merger and severance costs of $7.2 million, compared to $0.4 million in the prior-year quarter. Absent these items, non-interest expense increased $8.5 million or 10.8%, and primarily reflects the additional operating costs related to the expanded operations from acquisitions. The efficiency ratio was 59% compared to 60%.

Credit Quality

Credit quality results reflect improvement over the prior-year quarter. The ratio of non-performing loans and OREO to total loans and OREO improved 20 basis points to 1.23%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO improved 13 basis points to 1.46%. Total delinquency (total past due and non-accrual loans as a percentage of total originated loans) was 1.17%, a 28 basis point improvement reflecting an $8.5 million, or 8.0%, reduction in total delinquency.

Net charge-offs totaled $5.6 million, or 0.23% annualized of total average loans, compared to $4.2 million or 0.21% annualized in the first quarter of 2013. For the originated portfolio, net charge-offs were $5.6 million or 0.28% annualized of total average originated loans, compared to 0.22% annualized. The ratio of the allowance for loan losses to total originated loans was 1.28% at March 31, 2014, compared to 1.39% at March 31, 2013, with the change directionally consistent with the performance of the portfolio. The provision for loan losses totaled $7.0 million, compared to $7.5 million in the prior-year quarter, and exceeded net-charge offs in both periods.

Capital Position

During the fourth quarter of 2013, the Corporation raised $161.3 million in capital, through the issuance of 4.7 million shares of common stock ($54.4 million in net proceeds) and 4.4 million depositary shares of non-cumulative perpetual preferred stock ($106.9 million in net proceeds). At March 31, 2014, $138.0 million of the net proceeds were deployed to redeem trust preferred securities with an additional $8.0 million used to repay subordinated debt. The initial preferred stock dividend paid in February 2014 was larger than a normal quarterly payment by $312,000 as the payment period was from November 1, 2013 through February 14, 2014.

At March 31, 2014, the tangible common equity to tangible assets ratio (non-GAAP measure) increased to 6.81%, compared to 6.71% at December 31, 2013, and the tangible common book value per share (non-GAAP measure) increased to $5.58 from $5.38 at December 31, 2013. The common dividend payout ratios for the first quarter of 2014 and fourth quarter of 2013 were 62% and 68%, respectively.

The Corporation's capital levels at March 31, 2014 continue to exceed federal bank regulatory agency "well capitalized" thresholds. At March 31, 2014, the estimated total risk-based capital ratio was 12.6%, the estimated tier 1 risk-based capital ratio was 11.3% and the estimated leverage ratio was 8.8%.

Other Notable Items

On April 8, 2014, FNB announced the signing of a definitive merger agreement pursuant to which F.N.B. Corporation will acquire OBA Financial Services Inc. The transaction will provide FNB with an additional $390 million in total assets, $290 million in total deposits, $300 million in loans and 6 banking locations. Inclusive of OBA Financial Services, Inc., F.N.B. Corporation will have $1.2 billion in deposits and 31 branch locations in Maryland. On a pro-forma basis, the transaction is expected to be accretive to capital, neutral to operating earnings in the first full year and accretive to operating earnings thereafter.

On February 15, 2014, FNB completed its merger with BCSB Bancorp, Inc. The acquisition of BCSB Bancorp, Inc. provided FNB with an additional $600 million in total assets, $310 million in loans, $530 million in deposits and 16 banking offices in the greater Baltimore area.

Conference Call

F.N.B. Corporation will host its quarterly conference call to discuss first quarter 2014 financial results on Thursday, April 24, 2014 at 10:00 a.m. Eastern Time. Participating callers may access the call by dialing (877) 407-4018 or (201) 689-8471 for international callers; the confirmation number is 13579860. The Webcast and presentation materials may be accessed through the "Shareholder and Investor Relations" section of the Corporation's Web site at www.fnbcorporation.com.

A replay of the call will be available from 1:00 p.m. Eastern Time the day of the call until midnight Eastern Time on Thursday, May 1, 2014. The replay is accessible by dialing (877) 870-5176 or (858) 384-5517 for international callers; the confirmation number is 13579860. The call transcript and Webcast will be available on the "Shareholder and Investor Relations" section of F.N.B. Corporation's Web site at www.fnbcorporation.com.

About F.N.B. Corporation

F.N.B. Corporation (NYSE: FNB), headquartered in Hermitage, Pennsylvania, is a regional diversified financial services company operating in six states and three major metropolitan areas including Pittsburgh, PA, where it holds the number three retail deposit market share, Baltimore, MD, where it holds the number ten deposit market share, and Cleveland, OH. The Company has total assets of $14.5 billion and more than 280 banking offices throughout Pennsylvania, Ohio, Maryland and West Virginia. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.'s wealth management services include asset management, private banking and insurance. The Company also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation web site at www.fnbcorporation.com.

Cautionary Statement Regarding Forward-looking Information

We make statements in this press release and related conference call, and may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital levels, liquidity levels, asset levels, asset quality and other matters regarding or affecting F.N.B. Corporation and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "see," "look," "intend," "outlook," "project," "forecast," "estimate," "goal," "will," "should" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties:

  Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:
    Changes in interest rates and valuations in debt, equity and other financial markets.
    Disruptions in the liquidity and other functioning of U.S. and global financial markets.
    The impact on federal regulated agencies that have oversight or review of F.N.B. Corporation's business and securities activities.
    Actions by the Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.
    Changes in customers', suppliers' and other counterparties' performance and creditworthiness which adversely affect loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.
    Slowing or reversal of the current moderate economic recovery and persistence or worsening levels of unemployment.
    Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.
  Legal and regulatory developments could affect our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities.  Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management.  These developments could include:
    Changes resulting from legislative and regulatory reforms, including broad-based restructuring of financial industry regulation; changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects; and changes in accounting policies and principles.  We will continue to be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.
    The impact on fee income opportunities resulting from the limit imposed under the Durbin Amendment of the Dodd-Frank Act on the maximum permissible interchange fee that banks may collect from merchants for debit card transactions and a federal court determination that may impose further restrictions on interchange fee opportunities.
    Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act, Volcker rule and Basel III initiatives.
    Impact on business and operating results of any costs associated with obtaining rights in intellectual property, the adequacy of our intellectual property protection in general and rapid technological developments and changes. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.
  Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, swaps, and capital management techniques, and to meet evolving regulatory capital standards.
  Increased competition, whether due to consolidation among financial institutions; realignments or consolidation of branch offices, legal and regulatory developments, industry restructuring or other causes, can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues.
  As demonstrated by our Annapolis Bancorp, Inc., PVF Capital Corp. and BCSB Bancorp, Inc acquisitions and the pending acquisition of OBA Financial Services Inc., we grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits.  These acquisitions often present risks and uncertainties, including, the possibility that the transaction cannot be consummated; regulatory issues; cost, or difficulties, involved in integration and conversion of the acquired businesses after closing; inability to realize expected cost savings, efficiencies and strategic advantages; the extent of credit losses in acquired loan portfolios and extent of deposit attrition; and the potential dilutive effect to our current shareholders.  In addition, with respect to the acquisition of Annapolis Bancorp, Inc., PVF Capital Corp., BCSB Bancorp, Inc. and the pending acquisition of OBA Financial Services Inc.  F.N.B. Corporation may experience difficulties in expanding into a new market area, including retention of customers and key personnel of Annapolis Bancorp, Inc., PVF Capital Corp., Inc., BCSB Bancorp, Inc. and OBA Financial Services Inc.
  Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues.  Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and the competitive and regulatory landscape.  Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.
  Business and operating results can also be affected by widespread disasters, dislocations, terrorist activities, cyber-attacks or international hostilities through their impacts on the economy and financial markets.

We provide greater detail regarding some of these factors in our 2013 Form 10-K and 2013 Form 10-Qs, including the Risk Factors section of those reports, and our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC's website at www.sec.gov and on our corporate website at www.fnbcorporation.com. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

DATA SHEETS FOLLOW

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)
				1Q14 -	1Q14 -
	2014	2013		4Q13	1Q13
	First	Fourth	First	Percent	Percent
Statement of earnings	Quarter	Quarter	Quarter	Variance	Variance
Interest income	$117,880	$117,637	$105,118	0.2	12.1
Interest expense	10,055	10,691	12,022	-6.0	-16.4
Net interest income	107,825	106,946	93,096	0.8	15.8
Taxable equivalent adjustment	1,722	1,704	1,741	1.0	-1.1
Net interest income (FTE) (1)	109,547	108,650	94,837	0.8	15.5
Provision for loan losses	7,006	8,366	7,541	-16.3	-7.1
Net interest income after provision (FTE)	102,541	100,284	87,296	2.3	17.5

Impairment losses on securities	0	(27)	0	n/m	n/m
Non-credit related losses on securities not expected to be sold (recognized in other comprehensive income)	0	0	0	n/m	n/m
Net impairment losses on securities	0	(27)	0	n/m	n/m

Service charges	15,288	16,805	16,425	-9.0	-6.9
Trust income	4,764	4,323	4,085	10.2	16.6
Insurance commissions and fees	4,945	3,979	4,430	24.3	11.6
Securities commissions and fees	2,372	2,921	2,923	-18.8	-18.8
Mortgage banking	214	370	1,084	-42.1	-80.2
Gain (loss) on sale of securities	9,461	51	684	n/m	n/m
Other	5,026	4,237	3,982	18.6	26.2
Total non-interest income	42,070	32,659	33,612	28.8	25.2

Salaries and employee benefits	47,023	47,710	43,905	-1.4	7.1
Occupancy and equipment	15,381	14,006	12,190	9.8	26.2
FDIC insurance	2,994	1,995	2,364	50.1	26.7
Amortization of intangibles	2,283	2,344	1,925	-2.6	18.6
Other real estate owned	779	1,927	192	-59.5	306.3
Merger and severance-related	7,248	3,999	352	n/m	n/m
Other	18,458	20,087	17,874	-8.1	3.3
Total non-interest expense	94,166	92,068	78,802	2.3	19.5

Income before income taxes	50,445	40,875	42,106	23.4	19.8
Taxable equivalent adjustment	1,722	1,704	1,741	1.0	-1.1
Income taxes	14,199	10,732	11,827	32.3	20.1
Net income	34,524	28,439	28,538	21.4	21.0
Preferred stock dividends	2,322	0	0
Net income available to common stockholders	$32,203	$28,439	$28,538	13.2	12.8

Earnings per common share:
Basic	$0.20	$0.18	$0.20	11.1	0.0
Diluted	$0.20	$0.18	$0.20	11.1	0.0

Non-GAAP Operating Results
Operating net income available to common stockholders:
Net income available to common stockholders	$32,203	$28,439	$28,538
Net gain on sale of pooled TPS and other securities, net of tax	(6,150)	0	0
(Gain) loss on extinguishment of debt, net of tax	0	1,412	0
Merger and severance costs, net of tax	4,711	2,599	229
Operating net income available to common stockholders	$30,764	$32,450	$28,767	-5.2	6.9

Operating diluted earnings per common share:
Diluted earnings per common share	$0.20	$0.18	$0.20
Effect of net gain on sale of pooled TPS and other securities, net of tax	(0.04)	0.00	0.00
Effect of (gain) loss on extinguishment of debt, net of tax	0.00	0.01	0.00
Effect of merger and severance costs, net of tax	0.03	0.02	0.00
Operating diluted earnings per common share	$0.19	$0.21	$0.20	-9.5	-5.0

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)
				1Q14 -	1Q14 -
	2014	2013		4Q13	1Q13
	First	Fourth	First	Percent	Percent
Balance Sheet (at period end)	Quarter	Quarter	Quarter	Variance	Variance
Assets
Cash and due from banks	$221,615	$197,534	$146,810	12.2	51.0
Interest bearing deposits with banks	24,638	16,447	14,786	49.8	66.6
Cash and cash equivalents	246,253	213,981	161,596	15.1	52.4
Securities available for sale	1,274,070	1,141,650	1,164,327	11.6	9.4
Securities held to maturity	1,420,446	1,199,169	1,110,556	18.5	27.9
Residential mortgage loans held for sale	3,940	7,138	25,871	-44.8	-84.8
Loans, net of unearned income	9,943,136	9,506,094	8,209,286	4.6	21.1
Allowance for loan losses	(112,219)	(110,784)	(107,702)	1.3	4.2
Net loans	9,830,917	9,395,310	8,101,584	4.6	21.3
Premises and equipment, net	165,603	154,032	134,889	7.5	22.8
Goodwill	805,788	764,248	675,555	5.4	19.3
Core deposit and other intangible assets, net	51,024	47,608	35,865	7.2	42.3
Bank owned life insurance	307,872	289,402	252,763	6.4	21.8
Other assets	370,597	350,867	334,984	5.6	10.6
Total Assets	$14,476,510	$13,563,405	$11,997,990	6.7	20.7

Liabilities
Deposits:
Non-interest bearing demand	$2,353,444	$2,200,081	$1,792,603	7.0	31.3
Savings and NOW	5,807,805	5,392,078	4,974,539	7.7	16.8
Certificates and other time deposits	2,777,487	2,606,073	2,443,496	6.6	13.7
Total Deposits	10,938,736	10,198,232	9,210,638	7.3	18.8
Other liabilities	131,894	130,418	133,324	1.1	-1.1
Short-term borrowings (6)	1,216,624	1,241,239	945,001	-2.0	28.7
Long-term debt	235,752	143,928	91,738	63.8	157.0
Junior subordinated debt	68,517	75,205	204,032	-8.9	-66.4
Total Liabilities	12,591,523	11,789,022	10,584,733	6.8	19.0

Stockholders' Equity
Preferred stock	106,882	106,882	0	0.0	n/m
Common stock	1,671	1,592	1,406	5.0	18.9
Additional paid-in capital	1,697,177	1,608,117	1,379,086	5.5	23.1
Retained earnings	133,828	121,870	86,923	9.8	54.0
Accumulated other comprehensive income	(44,041)	(56,924)	(47,198)	-22.6	-6.7
Treasury stock	(10,530)	(7,154)	(6,960)	47.2	51.3
Total Stockholders' Equity	1,884,987	1,774,383	1,413,257	6.2	33.4
Total Liabilities and Stockholders' Equity	$14,476,510	$13,563,405	$11,997,990	6.7	20.7

Selected average balances
Total assets	$13,989,304	$13,456,936	$12,004,759	4.0	16.5
Earning assets	12,243,198	11,774,690	10,473,093	4.0	16.9
Interest bearing deposits with banks	46,193	130,027	30,071	-64.5	53.6
Securities	2,496,419	2,315,793	2,254,387	7.8	10.7
Residential mortgage loans held for sale	4,844	6,128	32,357	-21.0	-85.0
Loans, net of unearned income	9,695,742	9,322,742	8,156,278	4.0	18.9
Allowance for loan losses	110,385	111,654	104,838	-1.1	5.3
Goodwill and intangibles	835,031	804,098	712,467	3.8	17.2
Deposits and customer repurchase agreements (6)	11,339,046	11,113,386	9,938,273	2.0	14.1
Other short-term borrowings	390,706	173,405	208,541	125.3	87.4
Long-term debt	217,894	138,631	91,134	57.2	139.1
Trust preferred securities	76,048	192,533	204,025	-60.5	-62.7
Total stockholders' equity	1,829,601	1,694,669	1,410,827	8.0	29.7
Preferred stockholders' equity	106,882	71,126	0	50.3	n/m

Common stock data
Average diluted shares outstanding	163,967,246	157,858,351	141,064,990	3.9	16.2
Period end shares outstanding	166,377,327	158,967,211	140,377,174	4.7	18.5
Book value per common share	$10.69	$10.49	$10.07	1.9	6.2
Tangible book value per common share (4)	$5.58	$5.38	$5.00	3.7	11.6
Dividend payout ratio (common)	62.16%	67.58%	59.31%

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)
				1Q14 -	1Q14 -
	2014	2013		4Q13	1Q13
	First	Fourth	First	Percent	Percent
	Quarter	Quarter	Quarter	Variance	Variance
Performance ratios
Return on average equity	7.65%	6.66%	8.20%
Return on average tangible equity (2) (4)	14.57%	13.35%	17.30%
Return on average tangible common equity (2) (4)	15.26%	14.51%	17.30%
Return on average assets	1.00%	0.84%	0.96%
Return on average tangible assets (3) (4)	1.11%	0.94%	1.07%
Net interest margin (FTE) (1)	3.62%	3.67%	3.66%
Yield on earning assets (FTE) (1)	3.95%	4.03%	4.12%
Cost of funds	0.42%	0.45%	0.56%
Efficiency ratio (FTE) (1) (5)	58.99%	57.77%	59.74%
Effective tax rate	29.14%	27.40%	29.30%

Capital ratios
Equity / assets (period end)	13.02%	13.08%	11.78%
Leverage ratio	8.84%	8.81%	8.40%
Tangible equity / tangible assets (period end) (4)	7.60%	7.55%	6.22%
Tangible common equity / tangible assets (period end) (4)	6.81%	6.71%	6.22%
Tangible common equity, excluding AOCI / tangible assets (period end) (4) (7)	7.14%	7.16%	6.64%

Balances at period end
Loans:
Commercial real estate	$3,464,598	$3,245,209	$2,678,523	6.8	29.3
Commercial and industrial	1,965,065	1,881,474	1,710,798	4.4	14.9
Commercial leases	161,494	158,895	131,500	1.6	22.8
Commercial loans and leases	5,591,157	5,285,578	4,520,821	5.8	23.7
Direct installment	1,467,558	1,467,236	1,192,426	0.0	23.1
Residential mortgages	1,135,790	1,086,739	1,072,898	4.5	5.9
Indirect installment	678,918	655,587	574,121	3.6	18.3
Consumer LOC	1,010,501	965,771	817,412	4.6	23.6
Other	59,212	45,183	31,608	31.0	87.3
Total loans	$9,943,136	$9,506,094	$8,209,286	4.6	21.1

Deposits:
Non-interest bearing deposits	$2,353,444	$2,200,081	$1,792,603	7.0	31.3
Savings and NOW	5,807,805	5,392,078	4,974,539	7.7	16.8
Certificates of deposit and other time deposits	2,777,487	2,606,073	2,443,496	6.6	13.7
Total deposits	10,938,736	10,198,232	9,210,638	7.3	18.8
Customer repurchase agreements (6)	787,712	841,741	741,124	-6.4	6.3
Total deposits and customer repurchase agreements (6)	$11,726,448	$11,039,973	$9,951,762	6.2	17.8

Average balances
Loans:
Commercial real estate	$3,341,359	$3,184,720	$2,682,103	4.9	24.6
Commercial and industrial	1,923,270	1,818,355	1,656,556	5.8	16.1
Commercial leases	160,367	150,308	130,439	6.7	22.9
Commercial loans and leases	5,424,996	5,153,383	4,469,098	5.3	21.4
Direct installment	1,466,392	1,452,597	1,181,715	0.9	24.1
Residential mortgages	1,107,349	1,085,465	1,078,323	2.0	2.7
Indirect installment	666,012	646,876	576,684	3.0	15.5
Consumer LOC	987,304	939,646	812,263	5.1	21.5
Other	43,689	44,775	38,196	-2.4	14.4
Total loans	$9,695,742	$9,322,742	$8,156,278	4.0	18.9

Deposits:
Non-interest bearing deposits	$2,222,786	$2,168,847	$1,744,465	2.5	27.4
Savings and NOW	5,593,342	5,468,290	4,893,299	2.3	14.3
Certificates of deposit and other time deposits	2,695,067	2,609,294	2,493,703	3.3	8.1
Total deposits	10,511,195	10,246,431	9,131,467	2.6	15.1
Customer repurchase agreements (6)	827,851	866,955	806,806	-4.5	2.6
Total deposits and customer repurchase agreements (6)	$11,339,046	$11,113,386	$9,938,273	2.0	14.1

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)
				1Q14 -	1Q14 -
	2014	2013		4Q13	1Q13
	First	Fourth	First	Percent	Percent
Asset Quality Data	Quarter	Quarter	Quarter	Variance	Variance
Non-Performing Assets
Non-performing loans (8)
Non-accrual loans	$60,039	$58,755	$65,578	2.2	-8.4
Restructured loans	19,384	18,698	16,555	3.7	17.1
Non-performing loans	79,423	77,453	82,133	2.5	-3.3
Other real estate owned (9)	43,216	40,681	35,869	6.2	20.5
Non-performing loans and OREO	122,639	118,134	118,002	3.8	3.9
Non-performing investments	0	797	413	-100.0	-100.0
Total non-performing assets	$122,639	$118,931	$118,415	3.1	3.6

Non-performing loans / total loans	0.80%	0.81%	1.00%
Non-performing loans / total originated loans (10)	0.95%	0.95%	1.11%
Non-performing loans + OREO / total loans + OREO	1.23%	1.24%	1.43%
Non-performing loans + OREO / total originated loans + OREO (10)	1.46%	1.44%	1.59%
Non-performing assets / total assets	0.85%	0.88%	0.99%

Allowance Rollforward
Allowance for loan losses (originated portfolio) (10)
Balance at beginning of period	$104,884	$105,336	$100,194	-0.4	4.7
Provision for loan losses	7,856	5,653	6,358	39.0	23.6
Net loan charge-offs	(5,617)	(6,105)	(4,048)	-8.0	38.8
Allowance for loan losses (originated portfolio) (10)	107,123	104,884	102,504	2.1	4.5

Allowance for loan losses (acquired portfolio) (11)
Balance at beginning of period	5,900	4,716	4,180
Provision for loan losses	(850)	2,713	1,183
Net loan charge-offs	46	(1,529)	(165)
Allowance for loan losses (acquired portfolio) (11)	5,096	5,900	5,198	-13.6	-2.0

Total allowance for loan losses	$112,219	$110,784	$107,702	1.3	4.2

Allowance for loan losses / total loans	1.13%	1.17%	1.31%
Allowance for loan losses (originated loans) / total
originated loans (10)	1.28%	1.29%	1.39%
Allowance for loan losses (originated loans) / total non-performing loans (8)	134.88%	135.42%	124.80%

Net loan charge-offs (annualized) / total average loans	0.23%	0.32%	0.21%
Net loan charge-offs on originated loans (annualized) / total average originated loans (10)	0.28%	0.30%	0.22%

Delinquency - Originated Portfolio (10)
Loans 30-89 days past due	$32,490	$37,342	$34,909	-13.0	-6.9
Loans 90+ days past due	5,467	7,971	5,974	-31.4	-8.5
Non-accrual loans	60,039	58,755	65,578	2.2	-8.4
Total past due and non-accrual loans	$97,996	$104,068	$106,461	-5.8	-8.0

Total past due and non-accrual loans / total originated loans	1.17%	1.28%	1.45%

Memo item:
Delinquency - Acquired Portfolio (11) (12)
Loans 30-89 days past due	$34,668	$30,205	$13,872	14.8	149.9
Loans 90+ days past due	61,629	45,823	41,234	34.5	49.5
Non-accrual loans	0	0	0	0.0	0.0
Total past due and non-accrual loans	$96,297	$76,028	$55,106	26.7	74.7

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

	2014			2013
	First Quarter			Fourth Quarter
		Interest	Average		Interest	Average
	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest bearing deposits with banks	$46,193	$26	0.23%	$130,027	$84	0.25%
Taxable investment securities (13)	2,346,808	12,450	2.07%	2,162,444	11,381	2.06%
Non-taxable investment securities (14)	149,611	1,997	5.34%	153,349	2,054	5.36%
Residential mortgage loans held for sale	4,844	135	11.16%	6,128	103	6.73%
Loans (14) (15)	9,695,741	104,994	4.39%	9,322,742	105,719	4.51%
Total Interest Earning Assets (14)	12,243,197	119,602	3.95%	11,774,690	119,341	4.03%
Cash and due from banks	189,619			199,986
Allowance for loan losses	(110,385)			(111,654)
Premises and equipment	160,111			155,310
Other assets	1,506,762			1,438,604
Total Assets	$13,989,304			$13,456,936

Liabilities
Deposits:
Interest-bearing demand	$4,099,093	1,515	0.15%	$4,054,525	1,500	0.15%
Savings	1,494,248	172	0.05%	1,413,765	164	0.05%
Certificates and other time	2,695,067	5,463	0.82%	2,609,294	5,274	0.80%
Customer repurchase agreements	827,851	462	0.22%	866,955	510	0.23%
Other short-term borrowings	390,706	731	0.75%	173,405	609	1.37%
Long-term debt	217,894	1,071	1.99%	138,631	847	2.42%
Junior subordinated debt	76,048	641	3.42%	192,533	1,787	3.68%
Total Interest Bearing Liabilities (14)	9,800,907	10,055	0.42%	9,449,108	10,691	0.45%
Non-interest bearing demand deposits	2,222,786			2,168,847
Other liabilities	136,010			144,312
Total Liabilities	12,159,703			11,762,267
Stockholders' equity	1,829,601			1,694,669
Total Liabilities and Stockholders' Equity	$13,989,304			$13,456,936

Net Interest Earning Assets	$2,442,290			$2,325,582

Net Interest Income (FTE)		109,547			108,650
Tax Equivalent Adjustment		(1,722)			(1,704)
Net Interest Income		$107,825			$106,946

Net Interest Spread			3.53%			3.58%
Net Interest Margin (14)			3.62%			3.67%

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

	2013
	First Quarter
		Interest	Average
	Average	Earned	Yield
	Outstanding	or Paid	or Rate
Assets
Interest bearing deposits with banks	$30,071	$14	0.19%
Taxable investment securities (13)	2,084,966	10,597	1.98%
Non-taxable investment securities (14)	169,421	2,337	5.52%
Residential mortgage loans held for sale	32,357	280	3.46%
Loans (14) (15)	8,156,278	93,631	4.64%
Total Interest Earning Assets (14)	10,473,093	106,859	4.12%
Cash and due from banks	172,969
Allowance for loan losses	(104,838)
Premises and equipment	138,694
Other assets	1,324,841
Total Assets	$12,004,759

Liabilities
Deposits:
Interest-bearing demand	$3,649,049	1,502	0.17%
Savings	1,244,250	168	0.05%
Certificates and other time	2,493,703	6,595	1.07%
Customer repurchase agreements	806,806	485	0.24%
Other short-term borrowings	208,541	622	1.19%
Long-term debt	91,134	774	3.44%
Junior subordinated debt	204,025	1,876	3.73%
Total Interest Bearing Liabilities (14)	8,697,508	12,022	0.56%
Non-interest bearing demand deposits	1,744,465
Other liabilities	151,959
Total Liabilities	10,593,932
Stockholders' equity	1,410,827
Total Liabilities and Stockholders' Equity	$12,004,759

Net Interest Earning Assets	$1,775,585

Net Interest Income (FTE)		94,837
Tax Equivalent Adjustment		(1,741)
Net Interest Income		$93,096

Net Interest Spread			3.56%
Net Interest Margin (14)			3.66%

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES

We believe the following non-GAAP financial measures used by F.N.B. Corporation provide information useful to investors in understanding F.N.B. Corporation's operating performance and trends, and facilitate comparisons with the performance of F.N.B. Corporation's peers.  The non-GAAP financial measures used by F.N.B. Corporation may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, F.N.B. Corporation's reported results prepared in accordance with U.S. GAAP.  The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in F.N.B. Corporation's financial statements.

	2014	2013
	First	Fourth	First
	Quarter	Quarter	Quarter
Return on average tangible equity (2):
Net income (annualized)	$140,016	$112,828	$115,739
Amortization of intangibles, net of tax (annualized)	6,018	6,045	5,076
	146,033	118,873	120,815

Average total stockholders' equity	1,829,601	1,694,669	1,410,827
Less: Average intangibles	(827,344)	(804,098)	(712,467)
	1,002,257	890,571	698,360

Return on average tangible equity (2)	14.57%	13.35%	17.30%

Return on average tangible common equity (2):
Net income available to common stockholders (annualized)	$130,600	$112,828	$115,739
Amortization of intangibles, net of tax (annualized)	6,018	6,045	5,076
	136,617	118,873	120,815

Average total stockholders' equity	1,829,601	1,694,669	1,410,827
Less: Average preferred stockholders' equity	(106,882)	(71,126)	0
Less: Average intangibles	(827,344)	(804,098)	(712,467)
	895,375	819,445	698,360

Return on average tangible common equity (2)	15.26%	14.51%	17.30%

Return on average tangible assets (3):
Net income (annualized)	$140,016	$112,828	$115,739
Amortization of intangibles, net of tax (annualized)	6,018	6,045	5,076
	146,033	118,873	120,815

Average total assets	13,989,304	13,456,936	12,004,759
Less: Average intangibles	(827,344)	(804,098)	(712,467)
	13,161,960	12,652,838	11,292,292

Return on average tangible assets (3)	1.11%	0.94%	1.07%

Tangible book value per common share:
Total stockholders' equity	$1,884,987	$1,774,383	$1,413,257
Less: preferred stockholders' equity	(106,882)	(106,882)	0
Less: intangibles	(849,563)	(811,856)	(711,420)
	928,541	855,645	701,837

Ending shares outstanding	166,377,327	158,967,211	140,377,174

Tangible book value per share	$5.58	$5.38	$5.00

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

	2014	2013
	First	Fourth	First
	Quarter	Quarter	Quarter
Tangible equity / tangible assets (period end):
Total stockholders' equity	$1,884,987	$1,774,383	$1,413,257
Less: intangibles	(849,563)	(811,856)	(711,420)
	1,035,423	962,527	701,837

Total assets	14,476,510	13,563,405	11,997,990
Less: intangibles	(849,563)	(811,856)	(711,420)
	13,626,947	12,751,549	11,286,570

Tangible equity / tangible assets (period end)	7.60%	7.55%	6.22%

Tangible common equity / tangible assets (period end):
Total stockholders' equity	$1,884,987	$1,774,383	$1,413,257
Less: preferred stockholders' equity	(106,882)	(106,882)	0
Less: intangibles	(849,563)	(811,856)	(711,420)
	928,541	855,645	701,837

Total assets	14,476,510	13,563,405	11,997,990
Less: intangibles	(849,563)	(811,856)	(711,420)
	13,626,947	12,751,549	11,286,570

Tangible equity / tangible assets (period end)	6.81%	6.71%	6.22%

Tangible common equity, excluding AOCI / tangible assets (period end) (7):
Total stockholders' equity	$1,884,987	$1,774,383	$1,413,257
Less: preferred stockholders' equity	(106,882)	(106,882)	0
Less: intangibles	(849,563)	(811,856)	(711,420)
Less: AOCI	44,041	56,924	47,198
	972,582	912,569	749,035

Total assets	14,476,510	13,563,405	11,997,990
Less: intangibles	(849,563)	(811,856)	(711,420)
	13,626,947	12,751,549	11,286,570
Tangible equity, excluding AOCI / tangible assets (period end) (7)	7.14%	7.16%	6.64%

(1)	Net interest income is also presented on a fully taxable equivalent (FTE) basis, as the Corporation believes this non-GAAP measure is the preferred industry measurement for this item.
(2)	Return on average tangible equity is calculated by dividing net income excluding amortization of intangibles by average equity less average intangibles.
(3)	Return on average tangible assets is calculated by dividing net income excluding amortization of intangibles by average assets less average intangibles.
(4)	See non-GAAP financial measures for additional information relating to the calculation of this item.
(5)

The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles, other real estate owned expense and merger and severance costs by the sum of net interest income on a fully taxable equivalent basis plus non-interest income less securities gains.

(6)	Customer repos are included in short-term borrowings on the balance sheet.
(7)	Accumulated other comprehensive income (AOCI) is comprised of unrealized losses on securities, unrealized losses on derivative instruments and unrecognized pension and postretirement obligations.
(8)	Does not include loans acquired at fair value ("acquired portfolio").
(9)	Includes all other real estate owned, including those balances acquired through business combinations that have been in acquired loans prior to foreclosure.
(10)	"Originated Portfolio" or "Originated Loans" equals loans and leases not included by definition in the Acquired Portfolio.
(11)

"Acquired Portfolio" or "Acquired Loans" equals loans acquired at fair value, accounted for in accordance with ASC 805 which was effective January 1, 2009.  The risk of credit loss on these loans has been considered by virtue of the Corporation's estimate of acquisition-date fair value and these loans are considered accruing as the Corporation primarily recognizes interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because acquired loans are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for loan losses recognized subsequent to acquisition.

(12)	Represents contractual balances.
(13)	The average balances and yields earned on taxable investment securities are based on historical cost.
(14)

The interest income amounts are reflected on a FTE basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 35% for each period presented.  The yields on earning assets and the net interest margin are presented on an FTE and annualized basis.  The rates paid on interest-bearing liabilities are also presented on an annualized basis.

(15)	Average balances for loans include non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income is immaterial.

CONTACT: Analyst/Institutional Investor Contact: Cynthia Christopher, 724-983-3429, 330-507-8723 (cell), christoc@fnb-corp.com; Media Contact: Jennifer Reel, 724-983-4856, 724-699-6389 (cell), reel@fnb-corp.com